Exhibit 10.3

SHAREHOLDERS’ AGREEMENT 28 OCTOBER 2024
BY AND AMONGST
NARAYAN POWER TECH PRIVATE LIMITED AND MOLD-TECH SINGAPORE PTE. LTD AND STANDEX INTERNATIONAL CORPORATION AND THE PERSONS SET OUT IN SCHEDULE 1 HERETO

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4

2.	EFFECTIVE DATE	11

3.	PRE- EMPTIVE RIGHT	11

4.	MANAGEMENT OF THE COMPANY	12

5.	GENERAL MEETINGS AND VOTING	17

6.	RESERVED MATTERS	18

7.	TRANSFER OF SECURITIES	19

8.	EXIT	25

9.	COVENANTS OF THE PARTIES	28

10.	TERM AND TERMINATION	29

11.	CONFIDENTIALITY	30

12.	ANNOUNCEMENTS	30

13.	REPRESENTATIONS AND WARRANTIES	31

14.	GOVERNING LAW AND JURISDICTION	31

15.	SETTLEMENT OF DISPUTES	32

16.	NOTICES	33

17.	ARTICLES OF ASSOCIATION	35

18.	MISCELLANEOUS	35

SCHEDULE 1 DETAILS OF MINORITY SHAREHOLDERS	41

SCHEDULE 2 SHAREHOLDING PATTERN OF THE COMPANY AS ON THE EFFECTIVE DATE	42

SCHEDULE 3 DEED OF ADHERENCE	43

SCHEDULE 4 RESERVED MATTERS	45

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (“Agreement”) is made on this 28 day of October 2024 (“Execution Date”) at Vadodara, Gujarat, by and amongst:

(1)

NARAYAN POWER TECH PRIVATE LIMITED, a private limited company incorporated under the laws of India, having corporate identification number U65922GJ1995PTC026819 and its registered office at Padra – Baroda Road, 391440, Gujarat, India (hereinafter referred to as the “Company”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

AND

(2)

MOLD-TECH SINGAPORE PTE. LTD, a corporation incorporated under the laws of Singapore, having its registered office at 159 Kampong Ampat, #01-01, KA Place, Singapore 368328 (hereinafter referred to as “Mold-Tech”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

AND

(3)

STANDEX INTERNATIONAL CORPORATION, a corporation incorporated under the laws of Delaware, having its registered office at 23 Keewyadin Drive, Suite 300, Salem, New Hampshire 03079 USA (hereinafter referred to as “SIC”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

AND

(4)

THE PERSONS SET OUT IN SCHEDULE 1 HERETO (hereinafter referred to as the “Minority Shareholders”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include their respective successors, legal heirs, administrators and permitted assigns).

The Company, Mold-Tech, SIC and the Minority Shareholders are hereinafter collectively referred to as the “Parties” and individually as a “Party”, as the context may require.

INTRODUCTION

(A)	As on the Execution Date, the Company is presently carrying on, inter alia, the business of manufacturing and distributing low voltage and medium voltage instrument transformers (“Business”).

(B)

As on the Execution Date, the Sellers (as defined below) are the legal and beneficial owners of 3,11,400 (three lakhs eleven thousand and four hundred) Securities (as defined below) constituting 100% (one hundred percent) of the Share Capital (as defined below).

(C)

Simultaneously with the execution of this Agreement, the Company, SIC, Mold-Tech and the Minority Shareholders have entered into a securities purchase agreement of even date (“Share Purchase Agreement” or “SPA”), pursuant to which Mold-Tech has agreed to acquire 2,80,572 (two lakhs eighty thousand five hundred and seventy two) Securities from the Sellers, constituting 90.10% (ninety point one zero percent) of the Share Capital. With effect from the Effective Date (as defined below), the shareholding pattern of the Company shall be as set out in Schedule 2.

SHAREHOLDERS’ AGREEMENT

(D)

Immediately after the Closing Date (as defined below) and pursuant to the Closing (as defined below), the Minority Shareholders shall continue to hold 30,289 (thirty thousand two hundred and eighty nine) Securities, constituting approximately 9.90% (nine point nine zero percent) of the Share Capital.

(E)

In consideration of the transactions contemplated under the Share Purchase Agreement, each of the Parties have agreed to enter into this Agreement for the purpose of recording the terms and conditions regulating the relationship of Mold-Tech and the Minority Shareholders in their capacity as Shareholders (hereinafter defined), certain matters relating to the swap and transfer of the Securities (hereinafter defined)held by the Minority Shareholders, the management of the Company and mutual rights and obligations of the Shareholders and SIC.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and the recitals and schedules the following words and expressions have the meanings set out opposite them:

“Act” shall mean the Companies Act, 2013, or any statutory modification or amendment thereto, or re-enactment thereof, for the time being in force;

“Accounting Firm” shall mean: (a) KPMG or any of its Affiliates or associates in India; or (b) EY (formerly, Ernst & Young) or any of its Affiliates or associates in India, in each case, eligible to practice in India as per Applicable Law;

“Affiliate(s)” shall mean, (a) as to any specified Person that is not a natural Person, any other Person that, directly or indirectly through one or more intermediate Persons, Controls, is Controlled by or is under common Control with the specified Person; or (b) in the case of any specified Person that is a natural Person, any other Person that, directly or indirectly through one or more intermediate Persons, is Controlled by the specified Person or who is a Relative of such specified Person or is Controlled by a Relative of the specified Person;

“Amtran” mean Amtran Magnetics Private Limited, a private limited company incorporated under the laws of India, having its registered office at Survey No. 1401/B, Dabhasa Village, Dabhasa, Padra, Vadodara, Gujarat 391440 and bearing CIN U31501GJ2013PTC077593;

“Anti-Corruption Laws” means Applicable Law relating to anti-corruption as applicable to the relevant Person in the relevant jurisdiction where it conducts its business;

“Anti-Money Laundering Laws” means Applicable Law relating to anti-money laundering as applicable to the relevant Person in the relevant jurisdiction where it conducts its business;

“Applicable Law” or “Law” includes (but is not limited) to all applicable: (a) statutes, enactments, acts of legislature or parliament, laws, code, rules, bye-laws, ordinance, regulations, listing agreements, notifications, guidelines, circulars or policies of any applicable country and/or jurisdiction; (b) administrative interpretation, writ, injunction, directions, directives, judgment, arbitral award, decree, orders, or governmental approvals of, or agreements with, any Governmental Authority or recognized stock exchange; and (c) international treaties, conventions and protocols;

“Articles of Association” or “Articles” shall mean the articles of association of the Company;

“Board” shall mean the board of directors of the Company;

SHAREHOLDERS’ AGREEMENT

“Business Day” shall mean a day, other than a Saturday, a Sunday or any other day on which scheduled commercial banks in Gujarat, India and Singapore, are authorized or required by Applicable Law to close;

“Change in Control” shall mean SIC ceasing to be in Control (whether directly or indirectly through one or more intermediate Persons (including Mold-Tech and/or any other Standex Affiliate)) of the Company;

“Charter Documents” shall mean Articles of Association and Memorandum of Association;

“Closing” shall have the meaning assigned to the term under the SPA;

“Closing Date” shall have the meaning assigned to the term under the SPA;

“Competitor” shall mean any Person, who directly or indirectly, Controls, participates in or is engaged in any undertaking, business or Person, in each case, that competes with the Business;

“Confidential Information” shall mean confidential and proprietary information that belongs to, or is known or possessed by, the Company, Mold-Tech or any of their Affiliates, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that now or hereafter is in the public domain by means other than disclosure by the Company, the Minority Shareholders, and Mold-Tech or any of their Affiliates or representative thereof in violation of this Agreement or is lawfully acquired by any Minority Shareholders from and after the Effective Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation;

“Control” (including with correlative meaning, the terms “Controlled by”, “Controlling” and “under common Control with”) means in relation to a Person: (a) direct or indirect ownership or control of more than 50% (fifty percent) of the total voting rights or the total issued and outstanding share capital or the total ownership interests of such Person; (b) the right to appoint and/or remove all or the majority of the members of the board or other governing body of such Person; and/or (c) the power to direct, or cause the direction/control of, the management or policies of such Person, in each case, whether directly or indirectly, and whether by ownership of share capital or any other form of ownership interests, possession of voting rights, contract or any other manner;

“Deed of Adherence” means the deed of adherence, in the form set out in Schedule 3 of this Agreement;

“Director” shall mean a director appointed on the Board;

“EBITDA” shall mean collectively, without duplication and on a proportionate percentage basis net of all intercompany sales transactions (including the elimination of intercompany profit in inventory from such sales, where applicable), earnings before interest, income taxation, depreciation and amortization of the Company, calculated on a consolidated basis (inclusive of the entire ownership interest held by the Company in Amtran and/or any other Subsidiary) and in a manner that is consistent with Indian Accounting Standards; provided that, the calculation of EBITDA shall: (a) add back: (i) management fees or any other fees payable to a related party of Mold-Tech, SIC and/or any of their respective Affiliates (other than the Company or its Subsidiaries); (ii) losses which are indemnified pursuant to the SPA or any other document or instrument contemplated thereby or losses for which insurance proceeds (computed proportionately to the total losses to the extent either the losses or the insurance proceeds relate to more than one accounting period) are received; (iii) losses and gains arising from changes in accounting policies; and (iv) unrealised foreign exchange losses; and (b) exclude: (i) unrealised foreign exchange gains; and (ii) interest income, dividend income, and gains from sale of property;

SHAREHOLDERS’ AGREEMENT

“Encumbrance” shall mean: (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law; (b) any proxy for exercising voting rights issued to any third party, power of attorney issued to any third party for transferring and/or exercising any rights, voting trust agreement, interest, option, right of first offer, refusal or Transfer restriction in favour of any Person; and/or (c) any adverse claim as to title, possession or use; and the term “Encumber” shall be construed accordingly;

“Equity Shares” shall mean the ordinary equity shares of the Company with voting rights and having face value INR 10 (Indian Rupees Ten) each in the Share Capital;

“FEMA Regulations” means the (Indian) Foreign Exchange Management Act 1999 and the rules, regulations, notifications, circulars or master directions issued thereunder, the extant Consolidated Foreign Direct Investment Policy, press notes and press releases notified by the Reserve Bank of India, as amended from time to time;

“Financial Year” shall mean the fiscal year of the Company, beginning on April 1 of each calendar year and ending on March 31 of the immediately succeeding calendar year;

“First Tranche Shares” shall mean Securities representing 90.10% (ninety point one zero percent) of the Share Capital held by the Sellers in the Company, to be purchased by Mold-Tech as per the terms of the SPA on the Closing Date;

“Floor Valuation” shall mean: (a) 100 (one hundred) multiplied by the aggregate amount of consideration paid by Mold-Tech to the Sellers for purchasing the First Tranche Shares in accordance with the SPA divided by (b) 90.10 (ninety point one zero);

“Fully Diluted Basis” shall mean with respect to any calculation of the number of outstanding Securities or the total issued and paid-up share capital of the Company, such calculation being made as if all Securities outstanding on the date of calculation have been exercised or exchanged for or converted into Equity Shares, in accordance with their respective terms;

“Governmental Approval” means any permission, approval, license, permit, order, decree, authorization, registration, filing, notification, exemption or ruling to or from or with any Governmental Authority;

“Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority;

“Indian Accounting Standards” means the Indian Accounting Standards as notified under the Companies (Indian Accounting Standards) Rules 2015, and as amended from time to time;

“Memorandum of Association” shall mean the memorandum of association of the Company;

SHAREHOLDERS’ AGREEMENT

“Minority Equity Interests Value” shall mean value of the Minority Equity Interests, on a pro rata basis, which in the aggregate equates to a valuation of USD 27,906,120 (United States Dollars Twenty Seven Million Nine Hundred Six Thousand One Hundred and Twenty);

“Minority Shareholder 1” shall mean Mr. Chirag Surendrabhai Shah;

“Minority Shareholder 2” shall mean Mr. Sandip Indravandan Shah;

“Person” shall mean any individual, joint venture, company (whether limited or unlimited), corporation, partnership (of any kind whether limited or unlimited), limited liability partnership, proprietorship, trust or other enterprise (whether incorporated or not), unincorporated body or association, Hindu undivided family, association, Governmental Authority, or a mutual company or a joint stock company or any other entity or organization and shall include their respective successors and in case of an individual shall include his/her legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being;

“Permitted Affiliate” shall mean a Person who/which is:

(a)	any immediate Relative of a Minority Shareholder; and/or

(b)

an entity: (i) which is Controlled by Minority Shareholder 1 and/or Minority Shareholder 2 and/or his/their respective immediate Relatives; and (ii) in which, no Person, other than: (1) Minority Shareholder 1; (2) Minority Shareholder 2; (3) any immediate Relative(s) of any Minority Shareholder; and/or (4) any Person nominated by Minority Shareholder 1 and/or Minority Shareholder 2 solely for the purpose of meeting the statutory requirement of minimum number of shareholders or partners, as applicable, as prescribed under Applicable Law (provided that, any such Person shall hold only a nominal number of securities or nominal partnership interest, as applicable), holds any security or ownership interest, as applicable, or has the right to acquire any security or ownership interest, as applicable, of any form or nature whatsoever, in each case, only so long as such Person is not a Competitor;

“Proceeding” shall mean any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitrator;

“Purchaser” means any Person other than: (a) SIC; (b) a Standex Affiliate; (c) a Minority Shareholder; and/or (d) a Permitted Affiliate;

“Relative” shall have the meaning ascribed to such term under the Act;

“RBI” shall mean the Reserve Bank of India;

“RBI Application” shall mean a written application made by the Minority Shareholders to the RBI to obtain its approval in accordance with the Foreign Exchange Management (Overseas Investment) Rules, 2022, and other applicable FEMA Regulations, for transfer of the Minority Equity Interests in consideration for the Stock Consideration;

“RBI Approval” shall mean written approval of the RBI for transfer of the Minority Equity Interests in consideration for the Stock Consideration, pursuant to the RBI Application made in this regard by the Minority Shareholders;

SHAREHOLDERS’ AGREEMENT

“Securities” shall mean the Equity Shares including preference shares or options, warrants, convertible debentures, convertible preference shares or any other securities, issued by the Company and which are convertible into, or exercisable or exchangeable for any Equity Shares (whether with or without payment of additional consideration) and shall include partially or fully convertible debentures, or any warrants, options, coupons or instruments which may enable the holder thereof to acquire Equity Shares and/or any voting or other ownership rights in the Company;

“Sellers” shall have the meaning assigned to the term under the SPA;

“Shareholders” shall mean any Person which holds any Securities on or after the Effective Date;

“Share Capital” shall mean the total paid-up equity share capital of the Company determined on a Fully Diluted Basis;

“Share Swap Deadline Date” shall mean: (i) the date which is the earlier of: (a) the date of receipt by the Minority Shareholders of written communication from the RBI rejecting the RBI Application or refusing to grant its approval for the Share Swap; and (b) the 1st anniversary of the Effective Date; or (ii) any other date as mutually agreed in writing by the Minority Shareholders, Mold-Tech and SIC;

“Standex Affiliate” shall mean any Affiliate of SIC which is Controlled by SIC;

“Subsidiary” of any Person at any time means any entity of which: (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the Share Capital having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries;

“Tax” or “Taxes” or “Taxation” means all net or gross income, gross receipts, escheat, net proceeds, profits, wealth, dividend, equalization levy, sales, use, ad valorem, value added, goods and services, harmonized sales franchise, transfer, acquisition, capital, capital gains, withholding, collect at source, payroll, employer health, fringe benefits, real property, personal property, social security, employment, unemployment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax, together with any cess, surcharge, interest, penalties, fines or additions to tax with respect thereto or with respect to such interest, penalties, fines or additions, imposed by any Taxing Authority;

“Taxing Authority” means any Governmental Authority having, or purporting to exercise, jurisdiction with respect to any Tax;

“Transaction Documents” shall mean this Agreement and any other written ancillary agreements, documents, instruments and certificates executed by the Parties under or in connection with this Agreement; and

“Transfer” (including, with correlative meaning, the terms “Transferred by” and “Transferability”) shall mean to directly or indirectly, legally or beneficially, whether or not voluntarily, transfer, sell, assign, exchange, gift or create an Encumbrance on (including transfer by operation of Applicable Law) any Securities or any right, title or interest therein or otherwise dispose-off or extinguish in any manner, but shall not include transfer by way of testamentary or intestate successions.

SHAREHOLDERS’ AGREEMENT

1.2	Additional Defined Terms

For the purposes of this Agreement, the following terms have the meanings specified in the indicated provisions of this Agreement:

DEFINED TERM	PROVISION
Alternate Director	Clause 4.4
Board Committees	Clause 4.11.1
Business	Recital A
Call Option Notice	Clause 7.2.3(c)
Call Securities	Clause 7.2.3(c)
Company Valuation	Clause 7.2.3(e)(ii)
Computation Documents	Clause 7.2.3(e)(i)
Drag Expiry Period	Clause 8.2.6
Drag Notice	Clause 8.2.2
Drag Price	Clause 8.2.3
Drag Purchaser	Clause 8.2.1
Drag Right	Clause 8.2.1
Drag Sale	Clause 8.2.1
Dragged Securities	Clause 8.2.1
Dragging Securities	Clause 8.2.3
Dragged Shareholder	Clause 8.2.1
Effective Date	Clause 2.1
Investor Directors	Clause 4.2.2
Minority Equity Interests	Clause 7.2.2(a)
Minority Shareholder Director	Clause 4.2.1
Put Option Notice	Clause 7.2.3(a)
Minority Shareholders Put Option	Clause 7.2.3(a)
Put Securities	Clause 7.2.3(a)
Notice	Clause 16.1
Offeree	Clause 3.1
Offer Period	Clause 3.4
Offered Terms	Clause 3.3
Original Director	Clause 4.4
Pre-Emptive Acceptance Notice	Clause 3.4
Pre-Emptive Entitlement	Clause 3.1
Pre-Emptive Offer Notice	Clause 3.3
Proposed Issuance	Clause 3.1
Reserved Matter	Clause 6
Selling Investor	Clause 8.1.2
Share Purchase Agreement/SPA	Recital C
Share Swap	Clause 7.2.2(a)
Stock Consideration	Clause 7.2.2(b)
Subject Securities	Clause 8.1.2
Tag Exercise Notice	Clause 8.1.3
Tag Price	Clause 8.1.2
Tag Response Period	Clause 8.1.3
Tag Right	Clause 8.1.1
Tagged Securities	Clause 8.1.3
Transfer Notice	Clause 8.1.2

SHAREHOLDERS’ AGREEMENT

1.3	Interpretation

In this Agreement and the recitals and the schedules:

1.3.1

reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

1.3.2

the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Recitals to, and Schedules and Exhibits to, this Agreement unless it otherwise specifies;

1.3.3	capitalised terms used herein but not specifically defined shall have the meaning ascribed to them in the Share Purchase Agreement;

1.3.4	reference to the singular includes a reference to the plural and vice versa;

1.3.5	reference to the consent of the Parties shall mean the written consent of the Parties;

1.3.6	reference to any gender includes a reference to all other genders;

1.3.7

save as otherwise provided or where the rights are specifically related to the holders of Securities, the Minority Shareholders and their Affiliates shall act as a single block (i.e. the shareholding of each of the Minority Shareholders and their respective Affiliates in the Share Capital will be aggregated) for the purpose of exercising any rights as ‘Minority Shareholders’ under this Agreement and all rights of Minority Shareholders and their Affiliates under this Agreement shall be exercised by Minority Shareholders’ representative for and on behalf of each of the Minority Shareholders and their Affiliates. It is further clarified that where the rights accorded to a Minority Shareholder and its Affiliate have been apportioned amongst themselves in the manner set out above, such apportionment shall not result in any manner whatsoever in duplication or enhancement of rights or a reduction of obligations as compared to what was otherwise available or applicable to such Minority Shareholder and/or its Affiliate prior to such apportionment;

1.3.8

the words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words which precede them and are to be read as if the words “but not limited to” were inserted immediately after them;

1.3.9

a reference to something being “in writing” includes writing, typing, printing, letter, e-mail or other electronic record reduced to a visual form but shall not include text messages or any messages which can be delivered using any other short message service or social media application (including WhatsApp);

1.3.10	unless otherwise specified, all percentages mentioned in this Agreement shall be rounded off to two decimal places;

1.3.11

references to any document (including this Agreement) or to a provision in a document, shall be construed as a reference to such document or provision as amended, assigned, supplemented, modified, restated, novated or otherwise replaced in accordance with its terms, from time to time; and

1.3.12

where something is required by this Agreement to be done on or by a day which is not a Business Day, it shall be done on the next day which is a Business Day. Time periods within or following which any payment is to be made or action is to be taken under this Agreement shall be calculated by excluding the day on which the relevant time period commences and including the day on which such time period ends and by extending the period to the next Business Day if the last day of such time period is not a Business Day.

SHAREHOLDERS’ AGREEMENT

2.	EFFECTIVE DATE

2.1

Save and except for Clause 1 (Definitions and Interpretation), Clause 2 (Effective Date), Clause 10 (Term & Termination), Clause 11 (Confidentiality), Clause 13 (Representations and Warranties), Clause 14 (Governing Law and Jurisdiction), Clause 15 (Settlement of Disputes), Clause 16 (Notices), and Clause 18 (Miscellaneous) which shall become effective on and from the Execution Date, all other provisions of this Agreement shall be effective from the Closing Date (the “Effective Date”).

2.2

The Parties shall comply with the provisions of this Agreement and the Shareholders shall exercise their rights as the members of the Company and holders of the Securities in accordance with the provisions of this Agreement. This Agreement, as between the Parties, shall have an overriding effect in the case of any ambiguity or inconsistency with anything contained in the Memorandum of Association and/or the Articles of Association.

3.	PRE-EMPTIVE RIGHT

3.1

If, at any time after the Effective Date, the Company proposes to issue new Securities (except as provided in Clause 3.8 below) (“Proposed Issuance”), so long as a Minority Shareholder or any of its Permitted Affiliates holds or owns Securities (each an “Offeree”), an Offeree shall have the right (but not the obligation) to participate in any such Proposed Issuance, by subscribing to up to such number of new Securities proposed to be issued in the Proposed Issuance which is proportionate to such Offeree’s then existing shareholding in the Company on a Fully Diluted Basis (“Pre-Emptive Entitlement”).

3.2

The Parties agree that each Offeree shall be entitled to participate in the Proposed Issuance either by himself/herself/itself and/or any Permitted Affiliate(s) which is identified to participate in such Proposed Issuance, subject to such Permitted Affiliate executing a Deed of Adherence, on or before subscribing to any Securities as part of the Proposed Issuance. For the avoidance of doubt, it is hereby clarified that in case the Proposed Issuance is undertaken by way of a rights issue of Securities, a Minority Shareholder or any of its Permitted Affiliates that holds any Securities shall not have the right to renounce its Pre-Emptive Entitlement (or any part thereof) in favour of any Person who is not a Permitted Affiliate.

3.3

In case of a Proposed Issuance, the Company shall give the Offerees a written notice of any such Proposed Issuance (“Pre-Emptive Offer Notice”) and such Pre-Emptive Offer Notice shall specify: (a) the specific details of the number and class of Securities proposed to be issued by the Company and the Pre-Emptive Entitlement of each Offeree in the Proposed Issuance; (b) the price per Security for the Proposed Issuance; (c) the manner and time of payment of the subscription amount for subscribing to any Securities as part of the Proposed Issuance; and (d) the proposed date of consummation of the Proposed Issuance, which shall be no earlier than 10 (ten) days from the date of such notice (collectively, “Offered Terms”).

3.4

Within 20 (twenty) days from the date on which the Pre-Emptive Offer Notice is received by an Offeree (“Offer Period”), such Offeree shall have the right to communicate in writing its election to subscribe to up to all of its Pre-Emptive Entitlement by delivering a written notice in this regard to the Company (“Pre-Emptive Acceptance Notice”). The Pre-Emptive Acceptance Notice shall also specify: (a) whether the Offeree proposes to subscribe to Securities in the Proposed Issuance by itself and/or through or along with any Permitted Affiliate(s); and (b) the total number of Securities that it proposes to subscribe to, whether by itself and/or through or along with its Permitted Affiliate(s) specified in (a) above, which may be less than or equal to such Offeree’s Pre-Emptive Entitlement. If any Offeree does not provide a Pre-Emptive Acceptance Notice to the Company within the Offer Period, then such Offeree shall be deemed to have rejected the Offered Terms.

SHAREHOLDERS’ AGREEMENT

3.5

Simultaneously with the allotment of Securities to any other Person(s) (including any other Shareholder(s)) as part of the Proposed Issuance, the Company shall allot to each Offeree who has delivered a Pre-Emptive Acceptance Notice to the Company within the Offer Period and/or any Permitted Affiliate(s) nominated by such Offeree in its Pre-Emptive Acceptance Notice, the total number of Securities that it wishes to subscribe to in terms of such Offeree’s Pre-Emptive Acceptance Notice.

3.6

Where an Offeree does not, whether by itself and/or through its Permitted Affiliate(s), subscribe to all or any part of its Pre-Emptive Entitlement, the Company shall be entitled to issue such unsubscribed portion of Securities forming part of the Proposed Issuance to any Person (including Mold-Tech and/or its Affiliates) within 120 (one hundred and twenty) days from the date of receipt of the Pre-Emptive Offer Notice by all Offerees, subject to: (a) such issuance of Securities being undertaken by the Company on terms which are the same or inferior as compared with the Offered Terms, including at a price per Security which is either equal to or higher than the price per Security set forth in the Pre-Emptive Offer Notice; and (b) any such Person which subscribes to such Securities executing and delivering to the Company a Deed of Adherence prior to allotment of any Securities by the Company to it.

3.7

If the unsubscribed portion of Securities forming part of any Proposed Issuance are not issued and allotted by the Company to any Person (including Mold-Tech and/or its Affiliates) referred to under Clause 3.6 above, then, thereafter, no Securities shall be issued or allotted or offered to be issued or allotted by the Company without complying afresh with the provisions of Clauses 3.1 to 3.6. The above period of 120 (one hundred twenty) days shall be extended for any additional period necessary for obtaining any Governmental Approval(s) as required in connection with the issue and allotment of Securities to any Person (including Mold-Tech and/or its Affiliates) referred to under Clause 3.6 above.

3.8

The provisions of this Clause 3 (Pre-Emptive Rights) shall not apply to: (a) grant of any employee stock options (“ESOP”) pursuant to any ESOP scheme of the Company (if any); and/or (b) allotment of any Securities pursuant to the exercise of any such ESOP granted and vested in accordance with any ESOP scheme of the Company (if any); and/or (c) conversion of any convertible Securities issued by the Company by complying with the provisions of Clauses 3.1 to 3.7 above; and/or (d) any stock split, consolidation, or other similar corporate action taken by the Company in respect of its Securities.

4.	MANAGEMENT OF THE COMPANY

4.1	Directors

The Company shall be managed by the Board who shall have the power to do all acts and take all actions that the Company is authorized to do under Applicable Law, this Agreement, and the Charter Documents, provided that, any action or matter relating to the Company that is statutorily required under the Act to be approved by the Shareholders shall be referred to the Shareholders for their approval in accordance with Applicable Law, this Agreement, and the Charter Documents.

SHAREHOLDERS’ AGREEMENT

4.2	Composition of the Board

4.2.1

On and from the Effective Date, the Minority Shareholders shall have the right, but not the obligation, to jointly appoint up to 2 (two) Directors on the Board (each a “Minority Shareholder Director”), provided that, so long as a Minority Shareholder is an employee of the Company, such Minority Shareholder (and not any other individual nominated by such Minority Shareholder) shall hold office as a Minority Shareholder Director. For the avoidance of doubt, if a Minority Shareholder ceases to be an employee of the Company, then such Minority Shareholder shall be entitled to either hold office as a Minority Shareholder Director or nominate any other individual to hold office as a Minority Shareholder Director. If a Minority Shareholder is entitled to appoint any other individual to hold office as a Minority Shareholder Director and such other individual is appointed as a Minority Shareholder Director, then the relevant Minority Shareholder which has nominated such Minority Shareholder Director may, at any time, remove from office such Minority Shareholder Director and, if desired, appoint another individual as a Minority Shareholder Director in his or her place.

4.2.2

On and from the Effective Date, Mold-Tech shall have the right, but not the obligation, at all times to appoint the majority of the total number of Directors on the Board (such Directors appointed by Mold-Tech being the “Investor Directors”). Mold-Tech may, at any time, remove from office any Investor Director and, if desired, appoint another individual as an Investor Director in his or her place.

4.2.3

So long as Minority Shareholder 1 is an employee of the Company and a Director of the Company, Minority Shareholder 1 shall be considered as the “responsible officer”, the “authorised officer”, the “compliance officer”, the “officer having knowledge”, the “officer in charge”, “officer in default” or “employer of the employees” of the Company, and so long as Minority Shareholder 1 is an employee of the Company and a Director of the Amtran, Minority Shareholder 1 shall be considered as the “responsible officer”, the “authorised officer”, the “compliance officer”, the “officer having knowledge”, the “officer in charge”, “officer in default” or “employer of the employees” of Amtran, in each case, for the purposes of any statutory and/or regulatory compliance requirements under Applicable Law. The Company further agrees and undertakes that: (a) it shall not identify or designate, and cause Amtran to not identify or designate, any of the Investor Directors or Minority Shareholder 2 or any individual nominated by Minority Shareholder 2 as a Minority Shareholder Director as the “responsible officers”, the “authorised officers”, the “compliance officers”, the “officers having knowledge”, the “officers in charge”, “officers in default” or “employers of the employees” of the Company and/or Amtran for the purposes of any statutory and regulatory compliance requirements under Applicable Law; and (b) shall appoint suitable persons for the purposes of such statutory and regulatory compliance requirements under the Applicable Law, in order to ensure that the Investor Directors, Minority Shareholder 2, and any individual nominated by Minority Shareholder 2 as a Minority Shareholder Director do not incur any liability on account of holding office as Directors. In the event that any notice is received by the Company and/or Amtran from any Governmental Authority or any proceedings are initiated by any Governmental Authority in which any Investor Director(s) or Minority Shareholder 2 or any individual nominated by Minority Shareholder 2 as a Minority Shareholder Director is included as an “officer in default”, the Company shall take (and cause Amtran to take) necessary steps to ensure that the name(s) of such Investor Director(s) and/or Minority Shareholder 2 and/or any individual nominated by Minority Shareholder 2 as a Minority Shareholder Director is excluded/deleted and such Investor Director(s) and/or Minority Shareholder 2 and/or any individual nominated by Minority Shareholder 2 as a Minority Shareholder Director is indemnified, defended, and held harmless against such notice or proceedings.

SHAREHOLDERS’ AGREEMENT

4.2.4

The Parties acknowledge and confirm that, in the event Minority Shareholder 1 ceases to be employed by the Company, Minority Shareholder 1 and/or any Minority Shareholder Director nominated by him shall not be considered, identified or designated as “responsible officer”, the “authorised officer”, the “compliance officer”, the “officer having knowledge”, the “officer in charge”, “officer in default” or “employer of the employees” of the Company and/or Amtran for the purposes of any statutory and regulatory compliance requirements under Applicable Law, and Minority Shareholder 1 and/or any individual appointed by Minority Shareholder 1 as a Minority Shareholder Director shall be entitled to the same protections from the Company and Amtran as are available to any Investor Director(s), Minority Shareholder 2 and/or any individual nominated by Minority Shareholder 2 as a Minority Shareholder Director. If the Company makes a written request, then the Minority Shareholder 1 and/or Minority Shareholder 2 shall assist in, and facilitate, in good faith, the identification of a whole-time Director who shall be designated as “responsible officer”, the “authorised officer”, the “compliance officer”, the “officer having knowledge”, the “officer in charge”, “officer in default” or “employer of the employees” of the Company for the purposes of any statutory and regulatory compliance requirements under Applicable Law. Mold-Tech shall co-operate in good faith with the Minority Shareholder 1 and/or the Minority Shareholder 2 (as the case may be) in connection with the aforesaid.

4.2.5

The Company shall obtain and maintain a directors’ and officers’ liability insurance policy that is as per best industry standards for similar companies. The Company shall: (a) to the fullest extent permissible under the Applicable Law, indemnify the Investor Directors against any act, omission or conduct (including, contravention of any Applicable Law) of or by the Company, Amtran, and their respective officers, employees, managers, representatives, and/or agents, and/or the Shareholders, as a result of which, in whole or in part, any Investor Director is made party to, or otherwise incurs any loss pursuant to or in connection with any action, suit, claim or proceeding arising out of or relating to any such act, omission or conduct or any act or omission by any Investor Director at the request of or with the consent of the Company, Amtran, and their respective officers, employees, managers, representatives and/or agents or the Shareholders or on account of any of the Investor Directors being construed or deemed as an “officer in charge” of the Company and/or Amtran under any Applicable Law; and (b) after any of the Minority Shareholders ceases to be an employee of the Company but remains a Minority Shareholder Director, to the fullest extent permissible under the Applicable Law, indemnify such Minority Shareholder Director against any act, omission or conduct (including, contravention of any Applicable Law) of or by the Company, Amtran, and their respective officers, employees, managers, representatives and/or agents, or the Shareholders, as a result of which, in whole or in part, such Minority Shareholder Director is made party to, or otherwise incurs any loss pursuant to or in connection with any action, suit, claim or proceeding arising out of or relating to any such act, omission or conduct or any act or omission by such Minority Shareholder Director at the request of or with the consent of the Company, Amtran and their respective officers, employees, managers, representatives and/or agents or the Shareholders or on account of such Minority Shareholder Director being construed or deemed as an “officer in charge” of the Company and/or Amtran under any Applicable Law.

4.3	Appointment, Removal and Replacement

4.3.1

The Shareholders shall procure that the appointment, removal or replacement of any individual nominated to hold or holding office as an Investor Director or a Minority Shareholder Director in terms of Clauses 4.2 above is implemented without delay and where necessary, meetings of the Shareholders, or meetings of the Board, as applicable, are convened for this purpose.

SHAREHOLDERS’ AGREEMENT

4.3.2

The Shareholders shall vote in favour of appointment, removal or replacement referred in 4.3.1 at any meeting of the Shareholders and use their reasonable endeavours to procure that each Shareholder’s nominee(s) to the Board or any Alternate Director(s) of such nominee(s), votes in favour of any such appointment, removal or replacement.

4.4	Alternate Directors

Subject to compliance with the Act, the Board shall have the right to appoint an alternate director (an “Alternate Director”) who is recommended/nominated for such appointment by a Director (an “Original Director”) to act for him during his absence for a period of not less than 3 (three) months from India. Subject to Applicable Law, an Alternate Director shall receive all notices of meetings of the Board and may attend, speak and vote on behalf of the Original Director for whom he is appointed at meetings of the Board at which the Original Director is not present.

4.5	Chairman

Any of the Investor Directors may be elected as the Chairman of the Board.

4.6	Meetings of the Board

4.6.1

The Board shall meet at least at such frequency as prescribed by the Act. The meetings of the Board can be held either at the registered office of the Company or such other place as may be determined by the Board.

4.6.2

At least 7 (seven) calendar days’ prior written notice shall be given to each of the Directors (or, subject to the Act, such shorter period as may be approved in writing by each of the Directors) of any meeting of the Board. Along with the notice, each Director shall be provided with the agenda for the meeting which shall describe in reasonable detail all matters to be considered by the Board at such meeting (including all resolutions which are proposed to be put to vote at such meeting) along with the relevant documents and background notes to be discussed at the meeting and all available data and information relating to matters to be discussed at the meeting, provided that, where such meeting of the Board is called on shorter notice in accordance with the provisions of the Act, at least such information and documents shall be provided to each Director as part of and/or along with the notice for such meeting as statutorily prescribed under the Act.

4.6.3

Any Director may, and the company secretary of the Company, if so appointed shall on the requisition of a Director, summon a meeting of the Board in accordance with the notice and other requirements set out in Clauses 4.6.1 and 4.6.2 above.

4.7	Quorum for Board meetings

4.7.1

The quorum for all meetings of the Board shall require the presence of at least 1 (one) Minority Shareholder Director and at least 1 (one) Investor Director (unless waived in writing by the relevant Minority Shareholder Director and/or the relevant Investor Director, as the case may be, prior to the meeting) at the commencement of and throughout the entire duration of any meeting of the Board. Subject to Applicable Law, participation of the Directors at any meeting of the Board by video conferencing or by any other audio visual or electronic means (as permitted under Applicable Law) shall also be counted for the purpose of constituting valid quorum for a meeting of the Board.

SHAREHOLDERS’ AGREEMENT

4.7.2

In the event that valid quorum (as required under Clause 4.7.1 above) is not constituted within 30 (thirty) minutes of the appointed time for any meeting of the Board (as specified in the notice of such meeting of the Board, delivered to all Directors in accordance with Clause 4.6.2), such meeting shall be adjourned to a date which falls on the 7th (seventh) day following the originally scheduled date of such Board meeting (“Adjourned Meeting”) and the appointed time for such Adjourned Meeting shall be the same as the appointed time for the originally scheduled Board meeting (as specified in the notice of such meeting of the Board, delivered to all Directors in accordance with Clause 4.6.2). If valid quorum (as required under Clause 4.7.1 above) is not constituted within 30 (thirty) minutes of the appointed time for holding such Adjourned Meeting, then, subject to Applicable Law, the Directors present at the Adjourned Meeting may take decisions with respect to all matters proposed to be transacted at such Adjourned Meeting. For avoidance of doubt, it is clarified that, no Reserved Matter shall be transacted or decided or voted upon at any meeting of the Board (including any Adjourned Meeting) unless any of the Minority Shareholder Directors or any of the Minority Shareholders or the Minority Shareholders’ representative, in each case, acting on behalf of the Minority Shareholders, has granted prior written approval, or waived the Minority Shareholders’ consent, for such Reserved Matter prior to such meeting.

4.8	Passing of Resolutions and Voting

4.8.1

Each Director shall have the right to cast 1 (one) vote. Except for any decisions in relation to the Reserved Matters or any other matter(s) which expressly require a higher majority of votes in favour of such decision under Applicable Law, all decisions of the Board shall be made on the basis of a simple majority of votes cast in favour of such decisions by the Directors entitled to vote on the relevant resolution(s) pertaining to such decisions.

4.8.2

In accordance with Applicable Law, any Director may participate in and vote at a meeting of the Board by means of video conferencing, similar communication equipment or other audio visual or electronic means (as permitted under Applicable Law) which allows all Persons participating in the meeting to hear each other and record the deliberations.

4.9	Circular Resolutions

Subject to Clause 6 (Reserved Matters) of this Agreement and the provisions of the Act which do not permit certain businesses to be approved by circular resolution, a circular resolution in writing, approved and executed by a majority of the Directors as are entitled to vote thereon, shall constitute a valid decision of the Board, provided that, such resolution was sent to all of the Directors at least 7 (seven) days in advance, unless all the Directors unanimously agree on a shorter period, together with a copy of all supporting and necessary papers as may be required to vote on such resolution at their usual address by hand delivery or by speed post or registered post or by courier, or through such electronic means including registered email address of the Directors and such other compliance as required under the Act. Where not less than one-third of the total Directors (such one-third must include at least the Directors constituting valid quorum in accordance with Clause 4.7.1) holding office require the resolution under circulation to be decided at a meeting of the Board, the Chairman shall put that/those resolution(s) for consideration at a meeting of the Board.

4.10	Finalisation of minutes of Board meetings

The Chairman of any meeting of the Board shall cause minutes of such meeting of the Board to be prepared and share the draft minutes with all the other Directors within 15 (fifteen) calendar days of the meeting. Each Director shall provide comments (if any) on the draft minutes of the meeting to the Company, promptly but no later than 7 (seven) calendar days of receipt of the draft minutes. If no comments are received by the Company from a Director within the said 7 (seven) day period, then the draft minutes shall be deemed to be accepted by the relevant Director. All comments made by any Director on the draft minutes of the meeting shall be recorded in the minutes of the meeting to the satisfaction of the relevant Director making such comments. The minutes shall be signed as per the provisions of the Act.

SHAREHOLDERS’ AGREEMENT

4.11	Committees of the Board

4.11.1

The Board shall constitute committees of the Board as required under Applicable Law, and as the Board may deem fit for the proper management good governance and effective functioning of the Company (“Board Committees”).

4.11.2	1 (one) Minority Shareholder Director holding office on the Board shall be entitled to be a member on each Board Committee.

4.11.3

All provisions of this Agreement relating to the conduct of meetings and other proceedings of the Board shall apply mutatis mutandis to the conduct of meetings and other proceedings of each of the Board Committees.

5.	GENERAL MEETINGS AND VOTING

5.1	General Meeting of Shareholders

An annual general meeting of the Shareholders shall be held not later than 6 (six) calendar months from the end of every Financial Year unless otherwise agreed to by the Shareholders as per the provisions of Applicable Law. Subject to the foregoing, the Board, on its own or at the request of the Shareholders in accordance with Applicable Law, may convene an extraordinary general meeting of the Shareholders, whenever it may deem appropriate.

5.2	Notice of Shareholder Meetings

5.2.1	No meeting of the Shareholders (“General Meeting”) shall be convened unless the agenda items to be placed at such General Meeting have been discussed and approved at a meeting of the Board.

5.2.2

Prior written notice of at least 15 (fifteen) days for convening a General Meeting shall be given to all the Shareholders. A General Meeting may, however, be called at shorter notice subject to compliance with Applicable Law.

5.2.3

The notice for a General Meeting shall specify the place, date and time of the meeting. Every notice convening a General Meeting shall set forth in full and sufficient detail the business to be transacted thereat, and no business shall be transacted at such General Meeting unless the same has been stated in the notice convening the General Meeting.

5.3	Quorum

Valid quorum for any General Meeting shall be as prescribed under Applicable Law, provided that, the presence of at least 1 (one) authorised representative of Mold-Tech at the commencement of, and throughout the duration of, the General Meeting shall be required to constitute valid quorum. For avoidance of doubt, it is clarified that, no Reserved Matter shall be transacted or decided or voted upon in a General Meeting unless the Minority Shareholders’ representative (acting on behalf of the Minority Shareholders) has granted prior written approval, or waived the Minority Shareholders’ consent, for such Reserved Matter prior to such meeting.

SHAREHOLDERS’ AGREEMENT

5.4	Voting

5.4.1

All General Meetings shall be held in accordance with the Act and all voting rights shall be exercised at a General Meeting in accordance with the Act and the provisions of the Articles of Association.

5.4.2

The Parties hereby undertake to ensure that they and their representatives, proxies and agents representing them at General Meetings shall always exercise their votes in respect of the Securities in such manner as required to comply with, and to implement the provisions of, this Agreement.

5.5	Proxies

Any Shareholder may appoint another Person as its proxy (and in case of a corporate shareholder, an authorised representative) to attend a General Meeting and vote thereat on such Shareholder’s behalf, provided that, the power given to such proxy or authorised representative, as applicable, must be in writing and delivered to the Company prior to the commencement of such General Meeting.

5.6	Management of Subsidiaries

The Parties shall use commercially reasonable endeavours to ensure that the rights of the Minority Shareholders with respect to the Company and as set out in Clause 4 (Management of the Company) and Clause 6 (Reserved Matters), to the extent applicable, shall also extend to each Subsidiary (including Amtran) and shall be applicable mutatis mutandis to such Subsidiary (including Amtran) and the term ‘Company’ wherever used in such clauses shall refer to such Subsidiary (including Amtran) to give effect to the foregoing, provided that, all rights of the Minority Shareholders in respect of the Subsidiary (including Amtran) shall be exercised solely by, and through, the Company (including by exercising voting rights and any other rights available to it with respect to any Subsidiary) and not directly by the Minority Shareholders. In the event of any inconsistency between the provisions of the constitutional/charter documents of any Subsidiary (including Amtran) and the provisions of this Clause 5.6 (Management of Subsidiaries) read in conjunction with any other provision of this Agreement which contains rights of the Minority Shareholders with respect to the Company, the understanding set forth in this Clause 5.6 (Management of Subsidiaries) shall prevail and the Company shall, and the Shareholders shall cause the Company to, take such actions as may be required (including voting in favour of necessary amendments to such inconsistent provisions) in order to remove the inconsistency in question.

6.	RESERVED MATTERS

6.1

Notwithstanding anything contained in the Transaction Documents and/or the Articles of Association and/or the articles of association of any Subsidiary, so long as the Minority Shareholders hold Securities, any action, decision, and/or resolution relating to, or in respect of, any of the matters set out in Schedule 4 (each a “Reserved Matter”) shall not be taken, passed, implemented, acted upon, effected or otherwise undertaken by the Company and/or any Subsidiary, either by way of a Board approval or by way of approval of the Shareholders or in any other manner whatsoever, without prior written consent of the Minority Shareholders. If any action, decision and/or resolution in relation to any Reserved Matter is purportedly taken, passed, implemented, acted upon, effected or undertaken by the Company or any Subsidiary, without prior written consent of the Minority Shareholders, such action, decision and/or resolution shall be void ab initio.

SHAREHOLDERS’ AGREEMENT

6.2	The Minority Shareholders may provide their prior written consent to any action or decision in relation to a Reserved Matter in any of the following ways:

6.2.1

by the affirmative vote of the authorised representative/proxy of the Minority Shareholders on a resolution contemplating such action or decision in relation to such Reserved Matter which is put to vote at a validly convened General Meeting; or

6.2.2

by the affirmative vote of at least 1 (one) Minority Shareholder Director on a resolution contemplating such action or decision in relation to such Reserved Matter which is put to vote at a validly convened meeting of the Board;or

6.2.3	by a written notice delivered by the Minority Shareholders’ representative to the Company,

provided that: (a) if the Minority Shareholders’ representative conveys the Minority Shareholders’ dissent (in writing) with respect to any action or decision in relation to a Reserved Matter prior to a Board meeting or a General Meeting at which such action or decision is to be considered or put to vote, then such action or decision shall not be put to vote or decided upon at such Board meeting or General Meeting, as applicable; and (b) if the Minority Shareholders’ representative conveys the Minority Shareholders’ consent (in writing) with respect to any action or decision in relation to a Reserved Matter prior to a Board meeting or a General Meeting at which such action or decision is to be considered or put to vote, then such action or decision shall not require the affirmative vote of any Minority Shareholder Director at such Board meeting or the authorised representative/proxy of the Minority Shareholders at such General Meeting, as applicable.

7.	TRANSFER OF SECURITIES

7.1	General provisions in relation to transfers

7.1.1	Any Transfer of Securities or any rights attached to Securities in breach of this Agreement shall be null and void ab initio.

7.1.2

Except for any Transfer of Securities under and in accordance with Clause 8 (Exit) which results in the Minority Shareholders ceasing to hold Securities and any Transfer of Securities to any Person who is already a party to this Agreement (as on the date of the proposed Transfer) pursuant to the other provisions of this Agreement, it shall be a condition precedent to any proposed sale or Transfer of Securities by any Shareholder that the transferee of such Securities enters into a Deed of Adherence and delivers an executed Deed of Adherence to the Company prior to any Securities being Transferred to such transferee. Any sale or Transfer of Securities by a Shareholder without the transferee executing and delivering to the Company a Deed of Adherence shall be null and void ab initio.

7.2	Lock-In of Minority Shareholders’ Securities

7.2.1

Subject to Clause 7.2.4 and Clause 7.2.5 below, on and from the Effective Date, each Minority Shareholder covenants, acknowledges, and undertakes that such Minority Shareholder and its Permitted Affiliates holding any Securities shall not Transfer any Securities held by them to any Person (except as contemplated in Clause 7.2.2, Clause 7.2.4 and/or Clause 7.2.5) until the expiry of Share Swap Deadline Date. It is further agreed and acknowledged by the Minority Shareholders that: (a) from the Effective Date and until the expiry of the Share Swap Deadline Date, the Minority Shareholders shall be permitted to Transfer their Securities only in accordance with Clause 7.2.2, Clause 7.2.4 and/or Clause 7.2.5 below; and (b) after the expiry of the Share Swap Deadline Date, in the event the Minority Shareholders continue to hold any Securities and no Share Swap has occurred by the Share Swap Deadline Date, the Minority Shareholders and their Permitted Affiliates holding Securities shall have the right to Transfer their Securities in the manner as set out in Clause 7.2.3 below or pursuant to Clause 8 (Exit).

SHAREHOLDERS’ AGREEMENT

7.2.2	Share Swap of Minority Shareholders Securities

(a)

If the RBI Approval is received by the Minority Shareholders on or before the 1st anniversary of the Effective Date (or such extended date as mutually agreed in writing by the Minority Shareholders, Mold-Tech, and SIC), then, within 30 (thirty) days from the date of receipt the RBI Approval or such extended period as mutually agreed by the Minority Shareholders, Mold-Tech, and SIC in writing, the Minority Shareholders and their Permitted Affiliates which hold Securities shall Transfer to Mold-Tech and/or its Affiliate(s) all (but not less than all) of Securities held by them (“Minority Equity Interests”) in lieu of an aggregate consideration equal to such number of shares in the common stock of SIC as calculated in accordance with Clause 7.2.2(b) (“Share Swap”).

(b)

The total number of shares in the common stock of SIC that will be issued and allotted as part of the Share Swap and in consideration of the Minority Equity Interests (being the “Stock Consideration”) will be calculated in the following manner:

Stock Consideration = Minority Equity Interests Value divided by Benchmark Price, where:

“Benchmark Price” shall mean the price per share of the common stock of SIC which is the lower of: (i) the average closing share price of common stock of SIC for the 30 (thirty) consecutive trading days’ period ending at the close of regular trading hours on the 3rd (third) trading day prior to the date on which the Share Swap is proposed to be undertaken in accordance with Clause 7.2.2(a); and (ii) the share price of common stock of SIC at which any of the Sellers and/or any Person Controlled by any of the Sellers acquires shares in the common stock of SIC on the Closing Date.

(c)

Subject to receipt of RBI Approval prior to the 1st anniversary of the Effective Date (or such extended date as mutually agreed in writing by the Minority Shareholders, Mold-Tech, and SIC), the Minority Shareholders shall, and shall cause their respective Permitted Affiliates holding Securities to, undertake all necessary actions as specified in the SPA or otherwise agreed to in writing by the Minority Shareholders, Mold-Tech, and SIC as being required to Transfer the Minority Equity Interests to Mold-Tech and/or its Affiliate(s) and subscribe to the Stock Consideration in accordance with the Applicable Law, including but not limited to completion of reporting requirements under the FEMA Regulations, and SIC shall undertake all necessary actions as specified in the SPA or otherwise agreed to in writing by the Minority Shareholders, Mold-Tech, and SIC as being required to issue and allot the Stock Consideration to the Minority Shareholders and their respective Permitted Affiliated holding Securities.

7.2.3	Put Option and Call Option

(a)

Minority Shareholders Put Option: After the expiry of the Share Swap Deadline Date, the Minority Shareholders shall have the right (but not the obligation) to Transfer, and cause their respective Permitted Affiliates to Transfer, up to such number of Securities forming part of the Minority Equity Interests as set out in table below in Clause 7.2.3(b) to Mold-Tech (such right being the “Minority Shareholders Put Option”) by sending a written notice in this regard to Mold-Tech and the Company (“Put Option Notice”). The Put Option Notice shall specify the identity of the Minority Shareholders and/or their respective Permitted Affiliates who propose to Transfer Securities to Mold-Tech and the total number of Securities proposed to be Transferred by each of them to Mold-Tech (“Put Securities”). Within 60 (sixty) days of the date of issue of the Put Option Notice, Mold-Tech shall be obligated to purchase the relevant Put Securities specified in the Put Option Notice for the Sale Consideration.

SHAREHOLDERS’ AGREEMENT

(b)

The Minority Shareholders shall have the right to exercise the Minority Shareholders Put Option in the following manner to require Mold-Tech to purchase up to such number of Securities forming part of the Minority Equity Interests as set forth below:

Frequency of exercise and exercise period for Minority Shareholders Put Option	Maximum number of Put Securities

Once, in the period commencing on the date falling immediately after the 1st anniversary of the Effective Date and ending on the 2nd anniversary of the Effective Date (“Minority Shareholders Put Option Exercise Period 1”)

Up to such number of Securities that constitutes 33% of the Minority Equity Interests

Once, in the period commencing on the date falling immediately after the 2nd anniversary of the Effective Date and ending on the 3rd anniversary of the Effective Date (“Minority Shareholders Put Option Exercise Period 2”)

Up to such number of Securities that, when aggregated with the total number of Securities Transferred by the Minority Shareholders and their Permitted Affiliates to Mold-Tech and/or any other Standex Affiliate during Minority Shareholders Put Option Exercise Period 1, constitutes 66% of the Minority Equity Interests

Once, in the period commencing on the date falling immediately after the 3rd anniversary of the Effective Date and ending on the date on which the Minority Shareholders and their Permitted Affiliates cease to hold Minority Equity Interests (“Minority Shareholders Put Option Exercise Period 3”)

Up to such number of Securities that, when aggregated with the total number of Securities Transferred by the Minority Shareholders and their Permitted Affiliates to Mold-Tech and/or any other Standex Affiliate during Minority Shareholders Put Option Exercise Period 1 and Minority Shareholders Put Option Exercise Period 2, constitutes 100% of the Minority Equity Interests

(c)

Mold-Tech Call Option: At any time after expiration of the 3rd (third) anniversary of the Effective Date, Mold-Tech shall have the right (but not the obligation) to require the Minority Shareholders and their respective Permitted Affiliates holding Securities to Transfer to Mold-Tech up to such portion of the Minority Equity Interests as set out in the table below in Clause 7.2.3 (d) (such right being the “Call Option”) by sending a written notice in this regard to the Minority Shareholders and the Company (“Call Option Notice”). The Call Option Notice shall specify the identity of the Minority Shareholders and/or their respective Permitted Affiliates who are required to Transfer Securities to Mold-Tech and the total number of Securities required to be Transferred by each of them to Mold-Tech (“Call Securities”). Within 60 (sixty) days of the date of issue of the Call Option Notice, the Minority Shareholders shall be obligated to Transfer the relevant Call Securities specified in the Call Option Notice to Mold-Tech for the Sale Consideration.

SHAREHOLDERS’ AGREEMENT

(d)

Mold-Tech shall have right to exercise the Call Option in the following manner to require the Minority Shareholders and their Permitted Affiliates to Transfer up to such number of Securities forming part of the Minority Equity Interests as set forth below:

Frequency of exercise and exercise period for Call Option	Maximum number of Call Securities
Once, in the period commencing on the date falling immediately after the 3rd anniversary of the Effective Date and ending on the 4th anniversary of the Effective Date (“Call Option Exercise Period 1”)

Up to such number of Securities that, when aggregated with the total number of Securities Transferred by the Minority Shareholders and their Permitted Affiliates to Mold-Tech and/or any other Standex Affiliate during Minority Shareholders Put Option Exercise Period 1, Minority Shareholders Put Option Exercise Period 2, and Minority Shareholders Put Option Exercise Period 3, constitutes 33% of the Minority Equity Interests

Once, in the period commencing on the date falling immediately after the 4th anniversary of the Effective Date and ending on the 5th anniversary of the Effective Date (“Call Option Exercise Period 2”)

Up to such number of Securities that, when aggregated with the total number of Securities Transferred by the Minority Shareholders and their Permitted Affiliates to Mold-Tech and/or any other Standex Affiliate during Minority Shareholders Put Option Exercise Period 1, Minority Shareholders Put Option Exercise Period 2, Minority Shareholders Put Option Exercise Period 3, and Call Option Exercise Period 1, constitutes 66% of the Minority Equity Interests

Once, in the period commencing on the date falling immediately after the 5th anniversary of the Effective Date and ending on the date on which the Minority Shareholders and their Permitted Affiliates cease to hold Minority Equity Interests (“Call Option Exercise Period 3”)

Up to such number of Securities that, when aggregated with the total number of Securities Transferred by the Minority Shareholders and their Permitted Affiliates to Mold-Tech and/or any other Standex Affiliate during Minority Shareholders Put Option Exercise Period 1, Minority Shareholders Put Option Exercise Period 2, Minority Shareholders Put Option Exercise Period 3, Call Option Exercise Period 1, and Call Option Exercise Period 2, constitutes 100% of the Minority Equity Interests

SHAREHOLDERS’ AGREEMENT

(e)	Determination of Price

(i)

Immediately upon issuance of the Put Option Notice or the Call Option Notice, as the case may be, and in any event no later than 7 (seven) days therefrom, the Company shall provide: (A) the last audited financial statements of the Company, comprising of profit and loss statement, balance sheet, and cashflow statement; (B) the unaudited financial statements of the Company comprising of profit and loss statement, balance sheet, and cashflow statement for the last 12 (twelve) months preceding the month in which the Put Option Notice or the Call Option Notice, as applicable, is issued; (C) the calculation and the breakdown of the EBITDA for the last 12 (twelve) months preceding the month in which the Put Option Notice or the Call Option Notice, as applicable, is issued; and (D) such other documents as may be reasonably requested in writing by Mold-Tech and the Minority Shareholder(s) from the Company (“Computation Documents”).

(ii)	The Sale Consideration shall be computed by using the formula below:

“Sale Consideration” = Company Valuation multiplied by the percentage of Minority Equity Interests being sold by a Minority Shareholder or a Permitted Affiliate of a Minority Shareholder to Mold-Tech pursuant to exercise of the Minority Shareholders Put Option or the Call Option, as the case may be;

where “Company Valuation” shall, subject to Applicable Law, be the higher of: (a) Floor Valuation; and (b) 12 (twelve) times the EBITDA for the last 12 (twelve) months preceding the month in which the Put Option Notice or the Call Option Notice, as applicable, is issued.

(iii)

In the event of any dispute between Mold-Tech and the Minority Shareholders on the calculation of the Sale Consideration, the Company Valuation, and/or EBITDA, the Company shall, upon written request from Mold-Tech or the Minority Shareholders, appoint an Accounting Firm acceptable to Mold-Tech and the Minority Shareholders (“Independent Accountant”) to determine the Sale Consideration, the Company Valuation, and/or EBITDA (to the extent disputed between Mold-Tech and the Minority Shareholders) basis the Computation Documents and as per the applicable Indian Accounting Standards and Applicable Law, within 30 (thirty) Business Days from the date of its appointment. The cost of appointment of such Independent Accountant shall be borne by the Company.

(iv)

There shall be no ex parte communications between Mold-Tech, Minority Shareholders or any of their respective Affiliates and/or authorised representatives or advisors, directly or indirectly, on the one hand, and Independent Accountant on the other hand, in relation to the computation of Sale Consideration, Company Valuation, and/or EBITDA, as the case may be. Any determination by the Independent Accountant of Sale Consideration, Company Valuation, and/or EBITDA, as the case may be, shall become conclusive and binding upon the Parties and none of the Parties shall be entitled to challenge or dispute such determination.

SHAREHOLDERS’ AGREEMENT

(f)	Right to Nominate

Notwithstanding anything to the contrary contained in this Agreement, Mold-Tech shall be entitled to nominate any Standex Affiliate to acquire the Put Securities or the Call Securities pursuant to Clause 7.2.3. It is clarified that in the event of such nomination by Mold-Tech, all references to Mold-Tech in Clause 7.2.3 (other than this Clause 7.2.3(f)) shall be deemed to be a reference to such relevant Standex Affiliate as nominated by Mold-Tech in accordance with this Clause 7.2.3(f).

7.2.4

Upon death of any of the Minority Shareholders, subject to submission of appropriate legal documentation required under Applicable Law to complete the transmission process and subject to signing of a Deed of Adherence by the relevant legal heir(s) of such Minority Shareholder, all Securities held by such Minority Shareholder at the time of his death shall be Transferred to the relevant legal heir(s) of such Minority Shareholder. The legal heir(s) of such Minority Shareholder shall be bound by the terms of this Agreement which were applicable to such Minority Shareholder immediately prior to his death and shall execute and deliver to the Company the Deed of Adherence prior to Transfer of all Securities held by the Minority Shareholder at the time of his death. After executing and delivering the Deed of Adherence to the Company, the legal heir(s) of a deceased Minority Shareholder shall be entitled to exercise the Minority Shareholders Put Option to sell the Minority Equity Interests held by such legal heir(s) in accordance with Clause 7.2.3.

7.2.5	Nothing in this Clause 7 shall apply to any Transfer of Securities by the Minority Shareholders to their Permitted Affiliates, subject to satisfaction of each of the following conditions:

(a)

the Minority Shareholders desiring to Transfer its Securities to any Permitted Affiliate, shall, prior to any such Transfer, notify the other Parties of such proposed Transfer and shall undertake, jointly and severally with the Permitted Affiliate, to the other Parties that any such Permitted Affiliate shall comply with the provisions of this Agreement;

(b)	the Permitted Affiliate shall execute a Deed of Adherence;

(c)

this Agreement and the Articles shall apply as if the Minority Shareholders and their respective Permitted Affiliate, as the case may be, are one single party, and the Minority Shareholders and their respective Permitted Affiliate shall be considered as a single block of Shareholders for the purposes of this Agreement and the Articles and shall act and vote as a single block;

(d)

the Minority Shareholders shall, prior to any Transfer of Securities to their respective Permitted Affiliates, undertake to the other Parties that the Securities proposed to be Transferred to the Permitted Affiliate shall be forthwith re-Transferred to the Minority Shareholder, or any other Permitted Affiliate (who shall also be required to execute a Deed of Adherence), if and when the Permitted Affiliate ceases to be a Permitted Affiliate of the Minority Shareholders; and

SHAREHOLDERS’ AGREEMENT

(e)	the Minority Shareholders shall continue to remain a party to this Agreement and be jointly and severally liable with their respective Permitted Affiliate in respect of the transferred Securities.

8.	EXIT

8.1	Tag Along Right

8.1.1

In the event of any proposed Transfer of Securities held by Mold-Tech and/or any of its Affiliates, as the case may be, to any Purchaser(s), the Minority Shareholders and its Permitted Affiliates shall have the right (but not the obligation) to require Mold-Tech and/or its Affiliates to cause the Purchaser(s) to purchase up to such portion of the Minority Equity Interests that is proportionate to the total number of Securities proposed to be Transferred by Mold-Tech and/or any of its Affiliates to the Purchaser, provided that, if the proposed Transfer of Securities by Mold-Tech and/or any of its Affiliates to the Purchaser, in a single transaction or a series of related transactions, will result in a Change in Control, then the Minority Shareholders and its Permitted Affiliates shall have the right (but not the obligation) to require Mold-Tech and/or its Affiliates to cause the Purchaser(s) to purchase up to all of the Minority Equity Interests held by them , in the manner set out in this Clause 8.1 (“Tag Right”). For avoidance of doubt, it is clarified that Tag Right available to the Minority Shareholders and its Permitted Affiliates shall not apply in case of any direct or indirect change of Control of SIC.

8.1.2	Notice

Prior to Transferring any Securities to any Purchaser, Mold-Tech and/or any of its Affiliates (as the case may be) (“Selling Investor”) shall deliver a written notice to the Minority Shareholders (the “Transfer Notice”). The Transfer Notice must specify: (a) the number and kind of Securities proposed to be sold by the Selling Investor to the Purchaser (“Subject Securities”); (b) the price per Security offered by the Purchaser to the Selling Investor for purchasing the Subject Securities (“Tag Price”); (c) identity of the Purchaser; (d) any other terms and conditions on which the sale and purchase of the Subject Securities is proposed to occur; and (e) a confirmation that the Purchaser has been informed of the Tag Right of the Minority Shareholders under this Clause 8.1 (Tag Along Right).

8.1.3	Exercise

In order to exercise the Tag Right under Clause 8.1 (Tag Along Right), the Minority Shareholders shall deliver a written notice to the Selling Investor (“Tag Exercise Notice”) within 10 (ten) days of receipt of the Transfer Notice (the “Tag Response Period”), specifying the number of Securities (such specified number, the “Tagged Securities”), that the Minority Shareholders and their Permitted Affiliates wish to sell to the Purchaser, at the Tag Price and on the terms and conditions as specified in the Transfer Notice, provided that, the total number of Tagged Securities may be up to: (a) 100% of the Minority Equity Interests held by the Minority Shareholders and their Permitted Affiliates, if the proposed Transfer of Subject Securities is intended to result in a Change in Control; or (b) such number of Securities which is proportionate to the total number of Subject Securities, in any other case.

SHAREHOLDERS’ AGREEMENT

8.1.4	Irrevocable Acceptance

Upon delivery of a Tag Exercise Notice within the Tag Response Period: (a) the Minority Shareholders and their Permitted Affiliates shall be irrevocably bound and obligated to sell the Tagged Securities; and (b) the Selling Investor shall be irrevocably bound and obligated to procure the sale of the Tagged Securities, simultaneously with the sale of the Subject Securities to the Purchaser, and such sale of Tagged Securities and the Subject Securities shall occur at the Tag Price and on the terms and conditions specified in the Transfer Notice.

8.1.5	Sale Consummation

The closing/completion of the sale and purchase of the Subject Securities and the Tagged Securities will take place simultaneously at the Tag Price, and on terms and conditions set out in the Transfer Notice. For the avoidance of doubt, the sale of any Subject Securities by the Selling Investor to the Purchaser shall be conditional upon the sale of all Tagged Securities by the Minority Shareholders and their Permitted Affiliates to such Purchaser.

8.1.6	Revival

If the proposed Transfer of Subject Securities and the Tagged Securities (if the Tag Right is exercised by the Minority Shareholders) to any Purchaser is not completed or consummated within 90 (ninety) days of the expiry of the Tag Response Period, then the Transfer Notice in respect of such proposed Transfer shall be void ab initio, and the provisions of this Clause 8.1 (Tag Along Right) must be once again complied with prior to any proposed Transfer of Securities by Mold-Tech and/or its Affiliates to any Purchaser. Provided that, where the proposed Transfer of Subject Securities and/or the Tagged Securities requires any prior Governmental Approval, such time period for the completion or consummation of such proposed Transfer will be extended to the date falling 15 (fifteen) Business Days from the date of receipt of the last of such Governmental Approvals.

8.1.7	Representations and Warranties

In connection with Transfer of any Tagged Securities to a Purchaser, the Minority Shareholders and/or their Permitted Affiliates, shall not be required to make any representations or warranties or provide any indemnity to the Purchaser, other than representations, warranties and corresponding indemnities relating to: (a) title of the Tagged Securities; (b) the ability and authority to sell the Tagged Securities; and (c) such Tagged Securities being free and clear of any and all Encumbrances.

8.2	Drag Along Right

8.2.1

Without prejudice to the obligation of Mold-Tech to purchase Minority Equity Interests under this Agreement, any time after the Share Swap Deadline Date, Mold-Tech and/or its Affiliates shall have the right to Transfer all or part of its Securities to any Purchaser (the “Drag Purchaser”) and if the Drag Price is not less than the price per Security that the Minority Shareholders and their Permitted Affiliates would receive pursuant to the exercise of the Minority Shareholders Put Option or the Call Option, then Mold-Tech shall have the right to require the Minority Shareholders and their respective Permitted Affiliates (each such Shareholder, a “Dragged Shareholder”) to sell to the Drag Purchaser such portion of the Minority Equity Interests that is proportionate to the number of Securities being Transferred by Mold-Tech or any of its Affiliates (as the case may be) to the Drag Purchaser (“Dragged Securities”) (simultaneous sale/Transfer of the Dragged Securities and the Dragging Securities to the Drag Purchaser being the “Drag Sale”) in the manner provided in this Clause 8.2 (Drag Along Right) (“Drag Right”). Provided that, if such sale by Mold-Tech and/or its Affiliate results in a Change in Control, Mold-Tech shall have the right to exercise the Drag Right to require the Dragged Shareholders to sell all Minority Equity Interests (calculated on a Fully Diluted Basis) as the Dragged Securities to the Drag Purchaser in the Drag Sale.

SHAREHOLDERS’ AGREEMENT

8.2.2	Drag Exercise

In connection with a Drag Sale, Mold-Tech (at its discretion) shall deliver a written notice to the Dragged Shareholder (the “Drag Notice”) requiring the Dragged Shareholder to proceed with a sale of the Dragged Securities in accordance with the provisions of this Clause 8.2 (Drag Along Right).

8.2.3	Drag Notice

The Drag Notice shall specify: (a) the identity of the Drag Purchaser; (b) the total number and type of Securities to be Transferred by Mold-Tech and/or its Affiliates to the Drag Purchaser (“Dragging Securities”); (c) the price per Security at which the Dragging Securities and the Dragged Securities shall be sold to the Drag Purchaser, including any cash or non-cash component (the “Drag Price”); (d) the proposed date of closing of the Drag Sale; (e) the terms and conditions for the Drag Sale, which shall not be any less favourable than the terms and conditions at which Minority Shareholders and their Permitted Affiliates would have sold their Securities pursuant to the Minority Shareholders Put Option or Call Option (as the case may be); and (f) other material terms and conditions (if any) on which the Drag Sale will take place.

8.2.4	Irrevocable Obligation

Upon delivery of the Drag Notice, the Dragged Shareholder(s) shall be irrevocably bound and obligated to sell to the Drag Purchaser (along with the Securities held by Mold-Tech) all of the Dragged Securities, at the Drag Price. In any Drag Sale:

(a)

the Dragged Securities will be Transferred to the Drag Purchaser on the same terms and conditions as the Dragging Securities being sold by Mold-Tech or its Affiliates to the Drag Purchaser and the Dragged Shareholder(s) shall provide representations, warranties and indemnities in favour of the Drag Purchaser in accordance with Clause 8.2.5 (Representations and Warranties), provided that, no Dragged Shareholder shall be required to provide any representations, warranties and indemnities in connection with the Transfer of any Dragged Securities except as set forth in Clause 8.2.5 (Representations and Warranties);

(b)

the Drag Purchaser will be obligated to purchase the Dragging Securities and the Dragged Securities simultaneously, and the Transfer of any Dragging Securities to the Drag Purchaser shall be conditional upon the Transfer of all Dragged Securities by the Dragged Shareholders to such Drag Purchaser;

(c)	in connection with a Drag Sale, the Dragged Shareholders hereby agree to undertake the following actions for completing the Drag Sale:

(i)	obtaining all requisite consents and approvals (including, any Governmental Approvals) for Transfer of the Dragged Securities to the Drag Purchaser;

SHAREHOLDERS’ AGREEMENT

(ii)	co-operate in making all necessary filings in connection with the Transfer of the Dragged Securities to the Drag Purchaser in such Drag Sale; and

(iii)

not exercising any approval or voting rights attached to their Equity Shares in a manner contrary to the closing of the Drag Sale, provided such Drag Sale is undertaken in accordance with this Clause 8.2 (Drag Along Right).

8.2.5	Representations and Warranties

(a)

In connection with Transfer of any Dragged Securities to a Drag Purchaser, the Dragged Shareholders shall not be required to make any representations or warranties or provide any indemnity, other than representations, warranties and corresponding indemnities relating to: (a) title of the Dragged Securities; (b) the ability and authority to sell the Dragged Securities; and (c) such Dragged Securities being free and clear of any and all Encumbrances.

(b)

Notwithstanding anything to the contrary contained in this Agreement, the Dragged Shareholders shall not, under any circumstances, Transfer any of the Securities held by them in any manner, except as provided for in this Clause 8.2 (Drag Along Right), after the receipt of a Drag Notice by the Dragged Shareholders, subject to Clause 8.2.6.

8.2.6

No Dragged Shareholder shall, under any circumstances, Transfer any of the Securities held by it in any manner, except as provided for in this Clause 8.2 (Drag Along Right), after the receipt of a Drag Notice, until consummation of the Drag Sale or withdrawal of the Drag Notice by Mold-Tech in writing, provided that, if the Drag Sale is not completed within a period of 120 (one hundred and twenty) days from the issue of the Drag Notice, or if such Drag Sale requires any Governmental Approval, within 15 (fifteen) Business Days after the receipt of last of the requisite Governmental Approvals (“Drag Expiry Period”), then the obligations of the Dragged Shareholders under this Clause 8.2 (Drag Along Right) shall fall away immediately upon the expiry of the Drag Expiry Period.

9.	COVENANTS OF THE PARTIES

9.1	Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws

The Company shall not, in relation to the Company and/or the Business undertaken by the Company, breach any provisions of any Anti-Corruption Laws and Anti-Money Laundering Laws.

9.2	Exclusive Vehicle

Mold-Tech undertakes to the Company and the Minority Shareholders that, till the time any of the Minority Shareholders and/or any of their Permitted Affiliates holds any Securities, the Company shall be the exclusive vehicle through which Mold-Tech and/or its Affiliates shall pursue the Business and any other activity which is similar to, relating to or ancillary to the Business, except for any business conducted by Mold-Tech and/or its Affiliates in the region of: (a) North America; (b) Central America; and (c) South America; or (d) such other region as may be agreed between the Parties, in writing.

SHAREHOLDERS’ AGREEMENT

9.3	Procurement Obligations

9.3.1

SIC expressly undertakes that it shall, so far as it lawfully can and to the maximum extent permitted under Applicable Law, exercise its rights and powers with respect to Mold-Tech and/or any Standex Affiliate that acquires and holds Securities in accordance with this Agreement, to procure the performance of Mold-Tech’s and/or such Standex Affiliate’s obligations under or otherwise arising out of or in connection with this Agreement (as any of such obligations may from time to time be varied, extended, increased or replaced).

9.3.2

SIC expressly agrees and undertakes that, so far as it lawfully can and to the maximum extent permitted under Applicable Law, through its nominee(s) on the board of directors, or as a shareholder of, Mold-Tech and/or any Standex Affiliate, SIC shall not, and shall cause Mold-Tech and/or any Standex Affiliate that acquires and holds Securities in accordance with this Agreement to not, initiate or approve anything which may result in Mold-Tech and/or such Standex Affiliate being in breach of its obligations under this Agreement. If Mold-Tech and/or such Standex Affiliate proposes to do or omit to do anything that may result in a breach by Mold-Tech and/or such Standex Affiliate of its obligations under this Agreement, SIC shall, (and shall, subject to Applicable Law, ensure that its nominees on the board of directors of Mold-Tech and/or such Standex Affiliate), exercise its voting and other rights in Mold-Tech and/or such Standex Affiliate to prevent Mold-Tech and/or such Standex Affiliate from doing or failing to do anything which may result in Mold-Tech and/or such Standex Affiliate being in breach of its obligations under this Agreement.

9.3.3

SIC expressly acknowledges and agrees that in the event Mold-Tech and/or any Standex Affiliate that acquires and holds Securities in accordance with this Agreement fails to comply with any of its obligations in this Agreement, SIC shall, severally as well as jointly with Mold-Tech and/or such Standex Affiliate, be liable for such failure.

9.3.4

If Mold-Tech Transfers all Securities held by it to one or more Standex Affiliates, all such Standex Affiliates shall become parties to this Agreement and be jointly and severally liable in respect of Mold-Tech’s obligations under this Agreement, and SIC’s obligations set forth in Clauses 9.3.1 to 9.3.3 shall apply with respect to all such Standex Affiliates.

10.	TERM AND TERMINATION

10.1	Term and Termination

10.1.1	This Agreement shall continue to remain in force until terminated upon the occurrence of any of the following events:

(a)	with respect to all Parties, on the mutual consent of the Parties in writing;

(b)	automatically, with respect to a Party, forthwith upon such Party ceasing to hold any Securities (in the manner permitted hereunder);

(c)

automatically, with respect to all Parties, upon (i) Transfer of the Minority Equity Interests to Mold-Tech or any of its Affiliates pursuant to the Share Swap; (ii) Transfer of all (but not less than all) of the Minority Equity Interests pursuant to the Minority Shareholders Put Option or Call Option, in accordance with the terms of this Agreement; or (iii) Transfer of all (but not less than all) of the Minority Equity Interests pursuant to the Tag Right or Drag Right;

(d)	automatically, with respect to all Parties, upon termination of the SPA in accordance with the terms thereunder.

SHAREHOLDERS’ AGREEMENT

10.1.2	Consequences of Termination

(a)	Termination of this Agreement shall not relieve any Party of any obligation or liability accrued prior to the date of termination.

(b)

The provisions of Clause 1 (Definitions and Interpretation), Clause 10.1.2 (Consequences of Termination), Clause 11 (Confidentiality), Clause 12 (Announcements), Clause 13 (Representations and Warranties), Clause 14 (Governing Law and Jurisdiction), Clause 15 (Settlement of Disputes), Clause 16 (Notices) and Clause 18 (Miscellaneous) shall survive the termination of this Agreement.

11.	CONFIDENTIALITY

11.1

Save as expressly provided in Clause 11.2 below, each Party undertakes that it shall treat as confidential the provisions of this Agreement and all information they have received or obtained relating to the other Party(ies) and/or its Affiliates (including any information that is received as a result of negotiating or entering into this Agreement or the other Transaction Documents).

11.2	Disclosure of any information which would otherwise be deemed to be confidential pursuant to Clause 11.1 is permitted, if and to the extent that it:

11.2.1

is disclosed to the Representatives, if it is reasonably required in connection with the preparation, execution and/or performance of the Transaction Documents (and provided that such Persons have been informed that the information is confidential);

11.2.2	is required by Applicable law or any securities exchange or Governmental Authority to which a Party is subject or pursuant to any order of any Governmental Authority;

11.2.3	comes into the public domain other than as a result of a breach by a Party of this Clause 11 (Confidentiality);

11.2.4	is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

11.2.5	is disclosed to Mold-Tech and Minority Shareholders and their respective advisors or consultants and their respective directors, officers, and employees,

provided that, prior written notice of any confidential information to be disclosed pursuant to this Clause 11 (Confidentiality) shall be given to the other Parties.

11.3

The confidentiality restrictions on the Parties in this Clause 11 (Confidentiality) shall continue to apply for 2 (two) years after the termination of this Agreement pursuant to Clause 10 (Term and Termination).

11.4

For purposes of this Clause 11 (Confidentiality), the term “Representatives” means, in relation to a Party, its Affiliates and the directors, officers, employees, agents, advisors, accountants and consultants of that Party and/or of its respective Affiliates.

12.	ANNOUNCEMENTS

Save as expressly provided in this Clause 12 (Announcements), no announcement shall be made by or on behalf of any Party or its Affiliates relating to the Transaction Documents, or the transactions and arrangements contemplated under the Transaction Documents, without the prior written approval of the other Parties.

SHAREHOLDERS’ AGREEMENT

13.	REPRESENTATIONS AND WARRANTIES

13.1	Each Party hereby represents and warrants to the other Parties that as of the Execution Date and the Effective Date:

13.1.1

if applicable, it is duly organized and validly existing under Applicable Law of its respective jurisdiction, and has all necessary corporate power, authority and capacity to own, operate and deal with its property and assets, and to carry on its business as it is presently carried on;

13.1.2

has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered pursuant to this Agreement, and to comply with and perform its obligations under this Agreement;

13.1.3	this Agreement when executed and delivered by it, constitutes legal, valid and binding obligations enforceable against it, in accordance with its terms;

13.1.4	the execution, delivery, and performance of this Agreement by it, and the consummation of the transactions contemplated herein, do not and will not:

(a)	conflict or violate any provision of its Charter Documents (if applicable);

(b)	violate, contravene, or result in breach of any Applicable Law, authorisation, order, judgement or decree against, or binding upon or obtained by it, its securities, properties or business; or

(c)

result in any breach or violation of any terms and conditions of, or constitute (with notice, or lapse of time, or both) a default under, or relieve any counterparty of its obligation or otherwise impair the continuation of or impose on it any additional or accelerated obligations or liabilities under that agreement or under any instrument, contract, or other agreement to which it is a party or by which it is bound; and

13.1.5

it is not bankrupt or insolvent and no application has been filed in respect of its insolvency; no receiver or an administrative receiver has been appointed and no proceedings have been filed or steps taken against it under which such a Person might be appointed.

14.	GOVERNING LAW AND JURISDICTION

14.1	This Agreement shall be construed, interpreted, and governed by the laws of India.

14.2

Subject to Clause 15 (Settlement of Disputes), the courts in Gujarat shall have exclusive jurisdiction to settle any disputes that may arise out of or in connection with this Agreement including any dispute relating to the existence, validity, or termination of this Agreement.

SHAREHOLDERS’ AGREEMENT

15.	SETTLEMENT OF DISPUTES

15.1

In the event of any dispute between Mold-Tech, SIC or any of the Standex Affiliates on one hand and one or more of the Minority Shareholders and/or their Permitted Affiliates on the other hand which arises from or relates to this Agreement (“Dispute”), the Parties shall initially attempt to resolve such Dispute by conducting good faith negotiations amongst themselves. If the parties to the Dispute are unable to resolve the matter through good faith negotiations within 60 (sixty) days from the date on which a written notice of a Dispute is delivered by a party to the Dispute to the other party(ies) to the Dispute, the Dispute shall thereafter be resolved by binding arbitration and each Party hereto hereby waives any right it may otherwise have to the resolution of such Dispute by any means other than binding arbitration pursuant to this Clause 15.1. Whenever Mold-Tech, SIC or any of the Standex Affiliates or one or more of the Minority Shareholders and/or any of their Permitted Affiliates decide to institute arbitration proceedings in connection with a Dispute, it shall provide written notice to that effect to the other party(ies) to the Dispute. The party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of 60 (sixty) days following such notice. During this period, the parties to the Dispute shall make good faith efforts to amicably resolve the Dispute without referring it to binding arbitration pursuant to this Clause 15.1. All offers of compromise or settlement amongst the parties to the Dispute in connection with the attempted resolution of any Dispute: (a) shall be deemed to have been delivered in furtherance of a Dispute settlement; (b) shall be exempt from discovery and production; and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute. Any arbitration hereunder shall be conducted in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC Rules”), to the exclusion of all other arbitral rules (including those under the (Indian) Arbitration and Conciliation Act, 1996), which are in force at the relevant time, by delivering a written notice in this regard by a party to the Dispute to the other parties to the Dispute (“Dispute Notice”) at any time after the expiry of 60 (sixty) days from the delivery of a notice of Dispute by a party to the Dispute to the other parties to the Dispute. It is agreed and acknowledged between the Parties, that no party to a Dispute shall have the right to challenge the conduct of the arbitration proceedings in accordance with the SIAC Rules.

15.2

The arbitration tribunal shall be constituted no later than 30 (thirty) days from the date of receipt of the Dispute Notice by the relevant parties to the Dispute and such arbitration tribunal shall comprise of 1 (one) arbitrator appointed by the Mold-Tech, SIC and/or any Standex Affiliates (as the case may be), 1 (one) arbitrator appointed by the Minority Shareholders and/or their Permitted Affiliates who are a party to such Dispute (acting collectively) and 1 (one) arbitrator appointed by the President of SIAC in accordance with the SIAC Rules.

15.3

The seat of the arbitration for all proceedings shall be India and venue for all proceedings shall be Mumbai, India. The governing law of the arbitration shall be Indian law, and the arbitration proceedings shall be conducted in English and subject to the confidentiality provisions under this Agreement.

15.4	The parties to the Dispute shall procure that the determination of the arbitration tribunal is given in writing and sets out the reasons for the determination.

15.5	The determination of the arbitration tribunal shall be final and binding on the parties to the Dispute for all purposes.

15.6

Each party to the Dispute shall bear its own costs in connection with any Dispute, provided however that: (a) all interim expenses and/or fees payable to arbitrators and/or SIAC shall be shared equally by the parties to the Dispute (and to the extent that where more than one party to the Dispute are Affiliates, they shall be deemed to be a single party for the purposes of allocation of such interim expenses and/or fees); and (b) insofar as the SIAC Rules permit, the arbitration tribunal may award costs as part of its determination, in which case such determination shall (notwithstanding (a) above) prevail.

15.7

Nothing in this Clause 15 (Settlement of Disputes) shall prevent any Party from applying to a court of competent jurisdiction: (a) for injunctive relief or a preservation order or to seek other interim relief; or (b) to seek enforcement and judgement on any arbitral award or determination made under this Agreement.

SHAREHOLDERS’ AGREEMENT

15.8

Notwithstanding any of the foregoing provisions of this Clause 15 (Settlement of Disputes), in the event that a Dispute subsists and, at that time, there also subsists another dispute between those same parties in relation to or connected with this Agreement and which is already the subject of existing arbitration proceedings, the parties to the Dispute shall (unless they otherwise agree in writing) procure (including by the exercise of rights and discretions available to them under this Agreement) that the Dispute is referred to and heard by the same arbitrator or the same arbitration tribunal hearing the existing arbitration proceedings.

15.9	Each Party shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitration proceedings commenced under this Agreement.

15.10

Notwithstanding the existence of any Dispute or the conduct of any arbitration proceedings pursuant to this Agreement, this Agreement shall remain in full force and effect and any such Dispute shall not relieve any Party from performing its obligations hereunder.

16.	NOTICES

16.1

Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice shall be delivered by e-mail and followed by personal delivery, pre-paid recorded delivery or international courier to the address provided in Clause 16.3 below and marked for the attention of the person specified in that Clause.

16.2	A Notice shall be deemed to have been received:

16.2.1	at the time of receipt of e-mail in the inbox of the recipient of the Notice;

16.2.2	at the time of delivery, if delivered personally to the recipient of the Notice;

16.2.3	2 (two) Business Days after the time and date of posting if sent by pre-paid recorded delivery; or

16.2.4

3 (three) Business Days after the time and date of posting, if sent by international courier, provided that, if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 16 (Notices) are to local time in the country of the recipient of the Notice.

16.3	The addresses for service of Notice are:

Minority Shareholders: to the details as set out under Schedule 1 of this Agreement.

Mold-Tech

Name	:	MOLD-TECH SINGAPORE PTE. LTD

Address	:	23 Keewaydin Drive, Salem, New Hampshire 03079

For the attention of	:	David Dunbar; Alan Glass

E-mail	:	ddunbar@standex.com; aglass@standex.com

With courtesy copies (which shall not constitute notice) to:

Name	:	Foley Hoag LLP

SHAREHOLDERS’ AGREEMENT

Address	:	Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210

Attention	:	Peter Rosenblum; William R. Kolb

Email	:	pmr@foleyhoag.com; wkolb@foleyhoag.com

and

Name	:	Lexygen

Address	:	4th Floor, Indiqube Penta, 51, Richmond Road, Bangalore - 560025

Attention	:	Vijay Sambamurthi; Codhai Raghavan

Email	:	vijay@lexygen.law; codhai@lexygen.law

SIC

Name	:	Standex International Corporation

Address	:	23 Keewaydin Drive, Salem, New Hampshire 03079

For the attention of	:	David Dunbar; Alan J. Glass

E-mail	:	ddunbar@standex.com; aglass@standex.com

With courtesy copies (which shall not constitute notice) to:

Name	:	Foley Hoag LLP

Address	:	Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210

Attention	:	Peter Rosenblum; William R. Kolb

Email	:	pmr@foleyhoag.com; wkolb@foleyhoag.com

and

Name	:	Lexygen

Address	:	4th Floor, Indiqube Penta, 51, Richmond Road, Bangalore - 560025

Attention	:	Vijay Sambamurthi; Codhai Raghavan

Email	:	vijay@lexygen.law; codhai@lexygen.law

Company

Name	:	Narayan Powertech Private Limited

Address	:	Padra – Baroda Road, 391440, Gujarat, India

SHAREHOLDERS’ AGREEMENT

For the attention of	:	Chirag Shah

With a copy to each of Mold-Tech and SIC at the addresses set out above.

16.4

A Party shall notify the other Party of any change to its details in Clause 16.3 in accordance with the provisions of this Clause 16 (Notices), provided that such notification shall only be effective on the later of the date specified in the notification and 5 (five) Business Days after deemed receipt, in accordance with Clause 16.2.

17.	ARTICLES OF ASSOCIATION

The Parties shall take all necessary actions to cause the Articles to be amended to the extent permissible by Applicable Law to record the provisions of this Agreement in the Articles and the Parties agree that in the event of any inconsistency between the provisions of this Agreement and the Articles, subject to Applicable Law, the provisions of this Agreement shall prevail. Each of the Minority Shareholder and Mold-Tech agrees to exercise their respective voting rights in the Company to give effect to this Clause 17 (Articles of Association).

18.	MISCELLANEOUS

18.1

Costs: Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses. All stamp duties payable on this Agreement shall be split equally between Mold-Tech on the one hand the Minority Shareholders on the other hand.

18.2

Counterparts: This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

18.3

Severability: The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18.4

Entire Agreement: This Agreement (including the Schedules hereto), the other Transaction Documents: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof; and (b) shall not be assigned, by operation of law or otherwise, by a Party, without the prior written consent of the other Party, provided however that Mold-Tech shall be permitted, to the extent permitted under Applicable Law, to assign any or all of its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates to whom it has Transferred some or all of the Securities held by it in accordance with the terms of this Agreement, by prior notice in writing to the other Parties. Any attempted assignment in violation of this Clause 18.4 shall be void and without effect.

SHAREHOLDERS’ AGREEMENT

18.5	Amendment and Modification: This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by all of the Parties.

18.6

Waiver: Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

18.7

No Partnership; Third-Party Beneficiaries: Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties. This Agreement is solely for the benefit of (a) Minority Shareholders (and its successors and permitted assigns), with respect to the obligations of the Company, and Amtran under this Agreement; and (b) the Company, Mold-Tech (and their successors and permitted assigns), with respect to the obligations of the Company and Mold-Tech under this Agreement.

18.8

Negotiated Transaction: The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favouring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

18.9	Time of the Essence: With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

18.10	Specific Performance

18.10.1

The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist (even if damages would be available) and damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

18.10.2

Without limiting the general right to specific performance set forth in 18.10.1 above, each of the Parties acknowledges and agrees that a non-breaching Party would be damaged irreparably if a Party breaches its obligation to consummate the transactions contemplated by this Agreement as required hereunder. Accordingly, in the event of any such breach of a Party’s obligations, then the Parties acknowledge and agree that the Party seeking to enforce this Agreement shall be entitled, at its election, to specifically enforce the performance of the other Party’s obligation to consummate the transactions contemplated herein as required hereunder in any Proceeding, including a Proceeding for injunctive relief.

SHAREHOLDERS’ AGREEMENT

18.10.3

Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY: NARAYAN POWERTECH PRIVATE LIMITED By: /s/ Chirag Shah Name: Chirag Shah Title: Direct

Signature Page to Narayan - Shareholders’ Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MOLD-TECH: MOLD-TECH SINGAPORE PTE. LTD. By: /s/ David Dunbar Name: David Dunbar Title: Director

Signature Page to Narayan - Shareholders’ Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SIC: STANDEX INTERNATIONAL CORPORATION By: /s/ David Dunbar Name: David Dunbar Title: Chairman, President and CEO

Signature Page to Narayan - Shareholders’ Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MINORITY SHAREHOLDER 1: By: /s/ Chirag Shah Name: Chirag Shah

Signature Page to Narayan - Shareholders’ Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MINORITY SHAREHOLDER 2: By: /s/ Sandip Shah Name: Sandip Shah

Signature Page to Narayan - Shareholders’ Agreement

SHAREHOLDERS’ AGREEMENT

SCHEDULE 3

DEED OF ADHERENCE

This deed “Deed” is made on [●] by [●] (the New Shareholder) in favour of:

(1)	[●] (the Company);

(2)	[●] (the Original Shareholder[s]); [and

(3)	[●] (the Continuing Shareholder)].

WHEREAS:

(a)	The Original Shareholder[s], the Company [and the Continuing Shareholder] are parties to a Shareholders Agreement dated [●] (the “Agreement”).

(b)

[The New Shareholder agrees to hold [●] Equity Shares of Rs. [●] each in the capital of the Company as a legal heir of the Original Shareholder upon death of the Original Shareholder.] or [The New Shareholder agrees to hold [●] Equity Shares of Rs. [●] each in the capital of the Company as [a member of the Family Group of the Original Shareholder/an Affiliate of the Original Shareholder] with effect from the date of Transfer of such Equity Shares to it.]

(c)	This Deed is made by the New Shareholder in compliance with the Agreement. Capitalised terms used but not defined in this Deed will have the respective meanings given to them in the Agreement.

THIS DEED WITNESSES AS FOLLOWS:

1.	The New Shareholder confirms that it has been supplied with a copy of the Agreement and has fully understood the terms thereof.

2.	The New Shareholder agrees to hold the Equity Shares referred to in recital (b) above, subject to the Agreement and the Articles of Association.

3.

The New Shareholder undertakes to the Continuing Shareholder and the Company, to be bound by the Agreement in all respects as if the New Shareholder was a party to the Agreement and named in it as a Shareholder, and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on it under the Agreement, insofar as they fall to be observed or performed on or after the date of this Deed.

4.

The New Shareholder undertakes to observe and perform all the provisions and obligations of the Agreement applicable to or binding on it under the Agreement, and acknowledges that the New Shareholder shall be (a) entitled to the rights and benefits of the Agreement in accordance with the terms of the Agreement only through the Continuing Shareholder; and (b) the New Shareholders and the Original Shareholder will at all times constitute a single block of Shareholders for the purposes of this Agreement and the Articles of Association and shall act and vote as a single block.

5.

This Deed is made for the benefit of (a) the parties to the Agreement; and (b) every other Person who after the date of the Agreement (and whether before or after the execution of this Deed) assumes any rights or obligations under the Agreement or adheres to it.

SHAREHOLDERS’ AGREEMENT

6.	The address of the New Shareholder for the purposes of this Agreement is as follows:

Attention	:	[●]

Address	:	[●]

Email	:	[●]

7.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

8.	This Deed is governed by and shall be construed in accordance with Indian law.

IN WITNESS OF WHICH THIS DEED HAS BEEN EXECUTED AND HAS BEEN DELIVERED ON THE DATE WHICH APPEARS FIRST ON PAGE 1.

Signed and delivered:

For and on behalf of New Shareholder

By	:	[●]

Signature	:	[●]

Title	:	Authorized Signatory

SHAREHOLDERS’ AGREEMENT

SCHEDULE 4

RESERVED MATTERS

1.

Any corporate restructuring (including merger, demerger, consolidation or other scheme of amalgamation involving the Company) proposed to be undertaken by the Company that treats the Securities held by the Minority Shareholders and/or their Permitted Affiliates in a manner that is different from the treatment of the Securities held by Mold-Tech and/or its Affiliates and negatively or adversely impacts the rights of any of the Minority Shareholders or any of their Permitted Affiliates with respect to the Company or as set forth in this Agreement, the Articles and/or Applicable Law;

2.

Any amendment to the Articles which adversely or disproportionately impacts or affects the rights of any of the Minority Shareholders or any of their Permitted Affiliates with respect to the Company or as set forth in this Agreement, the Articles and/or Applicable Law;

3.

Any distribution to any of the Minority Shareholders and/or any of their Permitted Affiliates, including by way of dividend, buyback or capital reduction, which is negatively or adversely disproportionate to the number of Securities (calculated on a Fully Diluted Basis) held by such Minority Shareholder and/or its Permitted Affiliate;

4.

Commencement of the process of voluntary liquidation, winding up or dissolution of the Company, or filing any petition for bankruptcy of the Company, which negatively or adversely disproportionately impacts or affects the rights of any of the Minority Shareholders or any of their Permitted Affiliates with respect to the Company; and

5.	Entering into any agreement, binding arrangement, or understanding or providing any commitment or passing any resolution in relation to any of the above.